Exhibit 10.1.1
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT (“Amendment”) is made this 31st day of December, 2008, by Spirit AeroSystems, Inc. (the “Company”) and Jeffrey L. Turner (the “Executive”) to the Employment Agreement previously entered into between the Company and the Executive as of June 16, 2005 (the “Agreement”).
WHEREAS, the Company and the Executive are parties to the Agreement; and
WHEREAS, the parties desire to amend the Agreement to address compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Company and the Executive have reviewed and approved the provisions of this Amendment.
NOW THEREFORE, on the basis of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:
1. Expense Reimbursement. Section 4(f) of the Agreement (regarding reimbursement of expenses) is amended in its entirety to read as follows:
(f) Expenses. The Company will promptly pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive during the term of the Executive’s employment in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.
The expenses described in this Section 4(f) are not intended to provide for the deferral of compensation within the meaning of Code Section 409A because all such expenses are paid or reimbursed currently and/or will be tax-free. To the extent such expenses are deemed to provide for the deferral of compensation within the meaning of Code Section 409A, they are intended to meet the requirements of a specified date or a fixed schedule of payments. Accordingly, the Company will pay or reimburse (as applicable) all reasonable out-of-pocket expenses incurred by the Executive during the term of the Executive’s employment in the performance of duties under the Agreement in accordance with the Company’s policies and procedures. The amount of expenses eligible for payment or reimbursement in any calendar year will not affect the amount of expenses eligible for payment or reimbursement in any other calendar year. Payment of, or reimbursement for, an expense will be made as soon as administratively practicable after the expense is incurred and in no event later than the end of the calendar year after the calendar year in which the expense was incurred. The right to payment of, or reimbursement for, these expenses is not subject to liquidation or exchange for another benefit.

2. Effect of Voluntary Termination. Section 7(a) of the Agreement (regarding the effect of voluntary termination) is amended by replacing the first sentence thereof with the following:
If Executive’s employment is terminated by Executive, the Company shall pay Executive’s Base Salary through point of termination and pay one half (1/2) a pro rated bonus for the time worked (in cash or stock in accordance with the STIP), such bonus to be paid during the calendar year immediately following the year in which the Executive’s employment terminates (but not later than March 15 of such calendar year or, if earlier, the time incentive compensation would otherwise be payable under the plan for the year of termination), on the basis of the Company’s performance relative to target achieved for that full year.
3. Effect of Termination Due to Contract Expiration. Section 7(c) of the Agreement (regarding the effect of termination due to expiration of the Agreement without renewal) is amended by adding the following paragraph at the end thereof:
Notwithstanding any provision of this Section 7(c) to the contrary, the following will govern the timing of amounts payable under this Section 7(c): (1) to the extent the Executive constitutes a Specified Employee at the time employment terminates (see Section 7(g)), the payments described in Section 7(c)(i) will, to the extent such amounts are subject to Code Section 409A, be delayed until the date that is the earlier of (i) six months after the Executive’s termination of employment, or (ii) the date of the Executive’s death, and upon reaching that date all amounts that would have been paid during the six-month delay period, plus interest thereon at the prime rate (as published in the Wall Street Journal) from the date the payment would have been made but for this paragraph to the date of payment, will be paid in a single lump sum and all remaining amounts will be paid in equal monthly payments for the remainder of the Expiry Period; (2) to the extent the Executive is not a Specified Employee at the time employment terminates, the payments described in Section 7(c)(i) will be paid in equal monthly payments throughout the Expiry Period; and (3) the STIP bonus payments described in Section 7(c)(ii) will be paid during the calendar year immediately following the calendar year to which the bonus amounts relate (e.g., the first bonus payment will be paid during the calendar year immediately following the calendar year in which employment terminates), but will in no event be paid later than March 15 of such calendar year or, if earlier, the date during such calendar year on which STIP awards are otherwise paid to active participants in the STIP.

4. Effect of Involuntary Termination Without Cause. Section 7(d) of the Agreement (regarding the effect of involuntary termination without cause) is amended by adding the following paragraph at the end thereof:
Notwithstanding any provision of this Section 7(d) to the contrary, the following will govern the timing of amounts payable under this Section 7(d): (1) to the extent the Executive constitutes a Specified Employee at the time employment terminates (see Section 7(g)), the payments described in Section 7(d)(i) will, to the extent such amounts are subject to Code Section 409A, be delayed until the date that is the earlier of (i) six months after the Executive’s termination of employment, or (ii) the date of the Executive’s death, and upon reaching that date all amounts that would have been paid during the six-month delay period, plus interest thereon at the prime rate (as published in the Wall Street Journal) from the date the payment would have been made but for this paragraph to the date of payment, will be paid in a single lump sum and all remaining amounts will be paid in equal monthly payments for the remainder of the Termination Period; (2) to the extent the Executive is not a Specified Employee at the time employment terminates, the payments described in Section 7(d)(i) will be paid in equal monthly payments throughout the Termination Period; and (3) the STIP bonus payments described in Section 7(d)(ii) will be paid during the calendar year immediately following the calendar year to which the bonus amounts relate (e.g., the first bonus payment will be paid during the calendar year immediately following the calendar year in which employment terminates), but will in no event be paid later than March 15 of such calendar year or, if earlier, the date during such calendar year on which STIP awards are otherwise paid to active participants in the STIP.
5. Effect of Termination Due to Disability. Section 7(e) of the Agreement (regarding the effect of termination due to disability) is amended by adding the following paragraph after the first paragraph thereof:
Notwithstanding any contrary provision of this Section 7(e), the following will govern the timing of amounts payable under this Section 7(e): (1) to the extent the Executive constitutes a Specified Employee at the time employment terminates (see Section 7(g)), the payments described in this Section 7(e) will, to the extent such amounts are subject to Code Section 409A, be delayed until the earlier of (i) six months after the Executive’s termination of employment, or (ii) the date of the Executive’s death, and upon reaching that date all amounts that would have been paid during the six-month delay period, plus interest thereon at the prime rate (as published in the Wall Street Journal) from the date the payment would have been made but for this paragraph to the date of payment, will be paid in a single lump sum and all remaining amounts will be paid in equal monthly payments until the Executive reaches age 65; and (2) to the extent the Executive is not a Specified Employee at the time employment terminates, the payments described in this Section 7(e) will be paid in equal monthly payments until the Executive reaches age 65.

6. Effect of Termination Due to Death. Section 7(f) of the Agreement (regarding the effect of termination due to death) is amended by adding the following paragraph at the end thereof:
Notwithstanding any provision of this Section 7(f) to the contrary, the following will govern the timing of amounts payable under this Section 7(f): (1) the salary-continuation payments described in Section 7(f)(i) will be paid in equal monthly payments throughout the remainder of the Employment Period; and (2) the STIP bonus payments described in Section 7(f)(ii) will be paid during the calendar year immediately following the calendar year to which the bonus amounts relate (e.g., the first bonus payment will be paid during the calendar year immediately following the calendar year in which employment terminates), but will in no event be paid later than March 15 of such calendar year or, if earlier, the date during such calendar year on which STIP awards are otherwise paid to active participants in the STIP.
7. General Provisions Regarding Termination of Employment. A new Section 7(g) will be added to the Agreement to read as follows:
(g) With respect to amounts payable to the Executive (or the Executive’s beneficiary) under this Section 7 on account of or following termination of employment, the following provisions also will apply, notwithstanding any contrary provision of this Agreement:
(i) The termination of Executive as an employee of the Company (whether due to retirement, disability, discharge, voluntary termination, or otherwise) will not be deemed to occur earlier than the date on which the Executive has incurred a separation from service with the Company and all entities that have a relationship to the Company described in Section 414(b) or (c) of the Code, applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treas. Reg. § 1.414(c)-2.
(ii) The Executive is a “Specified Employee” if, with respect to a corporation any stock in which is publicly traded on an established securities market or otherwise, the Executive is, or is treated under Code Section 409A as, either (i) an officer of the corporation having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (ii) a 5% owner of the corporation, or (iii) a 1% owner of the corporation having annual compensation from the corporation of more than $150,000. For purposes of determining the Executive’s percentage ownership in a corporation, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply. The determination of whether the Executive is a Specified Employee will be made by the Company in accordance with regulations issued under Code Section 409A and other available guidance.

(iii) With respect to the provision of, or the payment or reimbursement for, medical insurance, life insurance, or other welfare-benefits after separation from service (to the extent otherwise provided in this Section 7), if such amounts are deemed to provide for the deferral of compensation within the meaning of Code Section 409A, they are intended to meet the requirements of a fixed schedule of payments. Accordingly, the Company will pay, provide, or reimburse those amounts only during the period otherwise specified in this Section 7. The amounts paid, provided, or reimbursed in any calendar year will not affect the amount paid, provided, or reimbursed in any other calendar year. To the extent payment or reimbursement for any amounts will be made to the Executive (or the Executive’s beneficiary), in no event will payment or reimbursement be made later than the end of the calendar year after the calendar year in which the expense was incurred. The right to provision of, or payment or reimbursement for, any benefits is not subject to liquidation or exchange for any other benefit.
8. Controversy Expenses. Section 11(e) (related to reimbursement of certain controversy expenses) is amended by adding the following paragraph at the end thereof:
To address compliance with Code Section 409A, the parties agree that (i) the reimbursements described in this Section 11(e) will in no event be made later than the end of the calendar year after the calendar year in which such costs and expenses are incurred by the Executive, (ii) the amounts paid or reimbursed in any calendar year will not affect the amount paid or reimbursed in any other calendar year, and (iii) the right to reimbursement under this Section 11(e) is not subject to liquidation or exchange for any other benefit.
9. Miscellaneous Transfers. The parties acknowledge that the transfers described in Section 19 of the Agreement have been completed and accounted for.
10. No Acceleration. A new Section 20 is added to the agreement to read as follows:
20. No Acceleration. To the extent any amount payable under this Agreement is deferred compensation within the meaning of Code Section 409A or is otherwise subject to Code Section 409A then, except as otherwise permitted by law, the time or schedule of any such payment under this Agreement will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of this Agreement, or any provision of this Agreement, will cause or permit acceleration of the time or schedule of any payment of such amounts under this Agreement.

11. Indemnification. The Company agrees to indemnify and hold harmless the Executive from and against any taxes, penalties, or interest (“Taxes”) that may be imposed on or assessed against the Executive by reason of the failure of any amounts paid or payable under the Agreement to satisfy the requirements of Code Section 409A due to either (i) an alleged deficiency in the form of the Agreement, or (ii) the Company’s failure to follow the terms of the Agreement, unless the imposition or assessment of such Taxes is due to failure by the Executive to agree to any modifications to the Agreement, or to take any other actions, that are, in the opinion of legal counsel to the Company, necessary to permit the Agreement, and the amounts paid or payable under the Agreement, to continue to satisfy the requirements of Code Section 409A. In the event any such Taxes are assessed or proposed to be assessed against the Executive, the Executive will notify the Company of such assessment or proposed assessment within 30 days, and the Executive will, if requested by the Company, contest the assessment of such Taxes in such forums and proceedings as the Company may deem appropriate, utilizing counsel selected by the Company, so long as the Company pays or provides for all the costs and expenses associated with such contest(s), including, but not limited to, paying or reimbursing (within five business days after request by the Executive) costs of counsel and providing advance payment or deposit of any taxes, penalties, or interest deemed necessary or appropriate by the Company. Upon final assessment of any Taxes for which the Executive is entitled to indemnification hereunder, the Company will either (A) pay such Taxes on the Executive’s behalf when due, or (B) reimburse the Executive for payment of such Taxes within five business days after such payment by the Executive. In addition, in the event the Executive becomes entitled to indemnification for Taxes hereunder, the Company will make a gross-up payment to the Executive in an amount such that, after payment by the Executive of all Taxes imposed with respect to the indemnification payment(s) hereunder and such gross-up payment the Executive retains an amount equal to the gross amount of such indemnification payment(s) (or, in the event the Company’s indemnification obligation is satisfied by direct payment of Taxes on the Executive’s behalf, the Executive has no out-of-pocket expense for payment of Taxes related to such indemnification payment(s)).
The right to indemnification for Taxes hereunder, and the right to payment or reimbursement of expenses in connection with the contest of the assessment of such Taxes, is intended to meet the requirements of a fixed schedule of payments for purposes of Code Section 409A. Accordingly, (i) in the case of a payment to reimburse the Executive for taxes (including interest, penalties, or other similar items) paid to any taxing authority, such amounts will be paid or reimbursed not later than the end of the calendar year after the calendar year in which the Executive remits those amounts to the taxing authority; (ii) in the case of a payment to reimburse the Executive for the costs, fees, and expenses of tax or accounting services, such amounts will be paid or reimbursed not later than the end of the calendar year after the calendar year in which such amounts are incurred by the Executive; and (iii) in the case of a payment to reimburse the Executive for costs and expenses incurred in connection with a tax audit or related administrative or legal proceeding, such amounts will be paid or reimbursed not later than the end of the calendar year after the calendar year in which the taxes subject to the audit or related proceeding are remitted to the taxing authority or where as a result of the audit or related proceeding no taxes are remitted the end of the calendar year after the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of any litigation resulting from the audit. Further, with respect to any of the foregoing amounts, the amounts paid or reimbursed in any calendar year will not affect the amount paid or reimbursed in any other calendar year, and the right to payment or reimbursement of any such costs or expenses will not be subject to liquidation or exchange for any other benefit.

12. Remaining Provisions. The remaining provisions of the Agreement will continue in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Gloria Farha Flentje	/s/ Jeffrey L. Turner
Name:	Gloria Farha Flentje	Jeffrey L. Turner
Title:	Senior Vice President,
Human Resources and Administration

	“Company”	“Executive”